March 22, 2000

Indiana United Bancorp
201 North Broadway
Greensburg, IN 47240

Gentlemen:

    Reference is made to the Registration Statement on Form S-4 (the "Registration Statement") being filed by Indiana United Bancorp, an Indiana corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933 (as amended, the "Securities Act"), relating to the registration of 1,024,521 Common Shares of the Company, without par value ("Company Common Stock"), issuable in connection with a merger (the "Merger") of First Affiliated Bancorp, Inc. ("FAB") into FAB Merger Corporation ("Merger Sub") as provided in the Amended and Restated Agreement and Plan of Merger dated as of November 5, 1999 among the Company, Merger Sub and FAB (the "Merger Agreement"). As a result of the Merger, holders of common stock of FAB will receive Company Common Shares in exchange for their shares of FAB Common Stock as set forth in the Merger Agreement.

    I am familiar with the proceedings to date with respect to the proposed issuance of Company Common Shares and the Merger and have examined such records, documents and questions of law, and satisfied myself as to such matters of fact as I consider relevant, that are necessary as a basis for this opinion.

    Based on the foregoing, it is my opinion that:

    1.  The Company is duly incorporated and validly existing under the laws of the State of Indiana; and

    2.  The Company Common Shares to be issued in the Merger will be legally issued, fully paid and non-assessable when: (i) the Registration Statement shall have become effective under the Securities Act, (ii) the Merger shall have become effective and (iii) certificates representing such Company Common Shares shall have been duly executed, countersigned and registered and duly delivered in accordance with the Merger Agreement. In rendering the opinion in this paragraph 2., I have assumed without investigation that the Common Stock of FAB outstanding at the time of effectiveness of the Merger is legally issued, fully paid and non-assessable.

    I hereby consent to the reference to me under the heading "Legal Matters" and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ DAVID W. HARPER David W. Harper

DWH/djd